Filed Pursuant to Rule 424(b)(3)
File No. 333-136277

Prospectus supplement no. 34
to prospectus dated November 16, 2016

ZIM CORPORATION

This Prospectus Supplement No. 34 supplements and amends our Prospectus dated July 11, 2008, as amended and supplemented. This Prospectus Supplement No. 34 includes our attached Form 6-K for the month of November, 2016 as filed with the Securities and Exchange Commission on November 16, 2016.

Any statement contained in the Prospectus and any prospectus supplements filed prior to the date hereof shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement No. 34 modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement No. 34.

This Prospectus Supplement No. 34 should be read in conjunction with the Prospectus, and any prospectus supplements filed prior to the date hereof.

The date of this Prospectus Supplement No. 34 is November 16, 2016.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 6 – K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16
UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of November, 2016

Commission File Number 0-31691

ZIM CORPORATION

150 Isabella Street, Suite 150

Ottawa, Ontario

Canada K1S 1V7

(Address of Principal Executive Office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F [X] Form 40-F [ ]

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): [ ]____

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ____

1

Quarterly Business Review by Management for the

Quarter Ended September 30, 2016

2

ITEM 1 – SELECTED FINANCIAL DATA

ZIM Corporation
Condensed Consolidated Balance Sheets
(Expressed in US dollars, except for share data)

	September 30, 2016	March 31, 2016
	(Unaudited) $	(Audited) $
ASSETS
Current assets
Cash and cash equivalents	404,205	472,317
Accounts receivable, net	71,409	58,307
Investment tax credits receivable	69,338	281,644
Other tax credits	104,682	84,652
Prepaid expenses	17,767	24,959
	667,401	921,879

Investments	115,880	116,414
Property and equipment, net	27,620	26,317
	810,901	1,064,610
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	11,795	9,161
Accrued liabilities	19,571	41,518
Deferred revenues	71,962	110,969
	103,328	161,648
Deferred rent	9,603	11,035
Total liabilities	112,931	172,683

Shareholders' equity:
Preferred shares, no par value, non-cumulative
dividend at a rate to be determined by the Board of Directors redeemable for CDN $1 per share. Unlimited authorized shares; issued and outstanding NIL shares at September 30, 2016 and March 31, 2016.	-	-
Special shares, no par value, non-voting,
Unlimited authorized shares; issued and outstanding NIL shares at September 30, 2016 and March 31, 2016.
Common shares, no par value, voting,	-	-
Unlimited authorized shares; 157,809,851 shares issued and outstanding as at September 30, 2016 and 157,809,851 as at March 31, 2016.	19,484,482	19,484,482
Additional paid-in capital	2,961,632	2,960,789
Accumulated deficit	(21,402,261)	(21,213,270)
Accumulated other comprehensive income	(345,883)	(340,074)
	697,970	891,927
	810,901	1,064,610

The accompanying notes are an integral part of these condensed consolidated financial statements.

3

ZIM Corporation Condensed Consolidated Statements of Operations (Expressed in US dollars) (Unaudited)

	Three months ended September 30, 2016	Three months ended September 30, 2015	Six months ended September 30, 2016	Six months ended September 30, 2015
	$	$	$	$
Revenues
Mobile	51,692	30,956	99,892	49,110
Software	4,169	12,422	17,502	21,404
Software maintenance and consulting	88,753	118,523	175,093	254,683
Total revenues	144,614	161,901	292,487	325,197

Operating expenses
Cost of revenues	4,859	25,514	9,454	49,804
Selling, general and administrative	171,082	252,494	396,852	445,479
Research and development	63,697	119,706	152,697	254,126
Total operating expenses	239,638	397,714	559,003	749,409

Income (loss) from operations	(95,024)	(235,813)	(266,516)	(424,212)
Other income (expense):
Gain on disposition of assets	-	-	582	-
Other expense	(383)	(185)	(383)	(185)
Interest income, net	4,828	14,161	12,387	32,399
Total other income (expense)	4,445	13,976	12,586	32,214
Net income (loss) before income taxes	(90,579)	(221,837)	(253,930)	(391,998)
Income tax benefit	19,150	61,871	64,939	102,541
Net income (loss)	(71,429)	(159,966)	(188,991)	(289,457)

Basic and fully diluted income (loss) per share	(0.000)	(0.001)	(0.001)	(0.002)
Weighted average number of shares outstanding	157,809,851	146,812,566	157,809,8516	145,328,228

The accompanying notes are an integral part of these condensed consolidated financial statements

4

ZIM Corporation Condensed Consolidated Statements of Cash Flows
(Expressed in US dollars)
(Unaudited)

	Six months ended September 30, 2016	Six months ended September 30, 2015
	$	$
OPERATING ACTIVITIES
Net income (loss)	(188,991)	(289,457)
Items not involving cash:
Depreciation of property and equipment	5,665	5,236
Amortization of intangible assets	-	3,943
Stock-based compensation	843	32,342
Changes in operating working capital
Increase in accounts receivable	(13,102)	(2,679)
Decrease (increase) in investment tax credits receivable	192,276	220,674
Decrease in prepaid expenses	7,192	7,267
Increase in accounts payable	2,634	656
Increase (decrease) in accrued liabilities	(21,947)	(20,753)
Increase (decrease) in deferred revenues	(39,007)	(74,971)
Cash flows provided by operating activities	(54,437)	(117,742)

INVESTING ACTIVITIES
Purchase of property and equipment	(6,237)	(5,237)
Investment in other companies	-	(111,990)
Cash flows used in investing activities	(6,237)	(117,227)

FINANCING ACTIVITIES	-	-
Cash flows provided by financing activities	-	-

Effect of changes in exchange rates on cash	(7,438)	(97,219)

Increase in cash	(68,112)	(332,188)
Cash, beginning of period	472,317	1,028,381
Cash, end of period	404,205	696,193

The accompanying notes are an integral part of these condensed consolidated financial statements

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1 - BASIS OF PRESENTATION

The accompanying unaudited selected financial data of ZIM Corporation (“ZIM” or the “Company”) and its subsidiaries have been prepared pursuant to the rules and regulations of the United States Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States of America (US GAAP) have been condensed or omitted pursuant to such rules and regulations. The condensed consolidated balance sheet as of eptember 30, 2016 has been derived from our audited consolidated financial statements for the year ended March 31, 2016. These selected financial data should be read in conjunction with the financial statements and notes thereto included in the latest annual report on Form 20-F. These data have been prepared on the same basis as the audited consolidated financial statements for the year ended March 31, 2016 and, in the opinion of management, include all adjustments considered necessary for a fair presentation of the financial position, results of operations and cash flows of the Company. Unless otherwise stated in this Form 6-K the information contained herein has not been audited or reviewed by an independent auditor. The results of operations for the three month and six month periods ended September 30, 2016 are not necessarily indicative of the results to be expected for the full year.

2 - GOING CONCERN

These consolidated financial statements have been prepared on a going concern basis in accordance with accounting principles generally accepted in the United States ("US GAAP").The going concern basis of presentation assumes that the Company will continue in operation for the foreseeable future and be able to realize its assets and discharge its liabilities and commitments in the normal course of business. To date the Company has incurred an accumulated loss of $21,402,261 and year to date negative cash flow from operations of $55, 280. This raises significant doubt about the ability of the Company to continue as a going concern. The ability of the Company to continue as a going concern and to realize the carrying value of its assets and discharge its liabilities and commitments when due is dependent on the Company generating revenue sufficient to fund its cash flow needs. There is no certainty that this and other strategies will be sufficient to permit the Company to continue as a going concern.

Management is currently investigating and evaluating options that may include recapitalization of the Company and pursuing other ventures of a different nature.

The consolidated financial statements do not reflect adjustments that would be necessary if the going concern assumption were not appropriate. If the going concern basis were not appropriate for these consolidated financial statements, then adjustments would be necessary in the carrying value of the assets and liabilities, the reported revenue and expenses and the classifications used in the statement of financial position. Such differences in amounts could be material.

3 – INVESTMENT AND SUBSIDIARIES

Investments and long term deposits	Original Cost	Carrying Value
Seregon	95,147	-
CP4H	187,367	-
LW Capital Pool	10,290	-
Equispheres	111.990	114.355
HostedBizz	1,005	762
Nuvobio7	760	760

On October 21, 2009, ZIM Corporation made a $95,147 investment in Seregon Solutions Inc.

6

The investment consisted of the purchase of 61,480 common shares and 69,677 warrants. Depending on the fiscal 2010 results of Seregon each warrant was convertible, at no cost to ZIM, to a portion of a common share or would have expired with no action. The warrants converted during fiscal 2012 and ZIM gained an additional 69,677 common shares to a total of 131,157. With the additional shares provided to ZIM, ZIM did not gain significant influence, or control, over Seregon.

Due to a significant downturn in the business outlook for Seregon, ZIM has determined that this investment is fully impaired and, on March 31, 2014, has taken an impairment charge equal to the full value of the investment.

On June 29th, 2012, ZIM Corporation made an equity investment in Connecting People For Health Co-operative Ltd. (“CP4H”) The investment consisted of the purchase of 200 common shares at a price of $187,367.

Connecting People for Health Co-operative Ltd. (CP4H) is owned by a large and varied base of co-operatives and Credit Unions that span Atlantic Canada. CP4H has created HealthConnex as a healthcare service for its members. CP4H has been promoting and working toward a more user-driven health care system since it was founded in 2006 by the co-op and credit union sector.

HealthConnex is a health portal providing tools for patients to drive positive change in the health care system, from the patient up. The HealthConnex internet portal provides convenient services and a pay engine that allow patients to connect with their health care team in new and innovative ways. In addition, HealthConnex purchased Benneworth Advanced Systems and the Medical Office Manager product (MOM) which was developed using ZIM's core database technology and language.

ZIM's investment in CP4H is strategic in nature as it provides the company with indirect access to the 1800 medical professionals using MOM and future product opportunities.

The equity interest in CP4H by ZIM is less than 10% and ZIM has no significant influence, over the corporate decisions of CP4H at this time. Based on these facts the investment has been accounted for using the cost method.

Due to material changes in the business outlook for CP4H, ZIM has determined that this investment is fully impaired and, on March 31, 2015, has taken an impairment charge equal to the full value of the investment.

On March 31, 2010, ZIM Corporation invested $10,000 Canadian Dollars in LW Capital Pool Inc. (“LWCPI”). On April 3, 2015, LWCPI completed a reverse takeover transaction with Tweed Marijuana Inc. (“Tweed”) and in exchange for its investment in LWCPI ZIM received 20,000 shares of Tweed.

On April 11, 2015 the Company sold its shares of Tweed of a net gain of $71,842 Canadian Dollars, which at the prevailing exchange rate of 1.0979 equals $65,436 United States Dollars. Transaction fees amounted to $727.

On April 30, 2015, ZIM Corporation made an equity investment in Equispheres Inc. The investment consisted of the purchase of 250,000 common shares at a price of $20,042.

On August 26, 2015, ZIM Corporation made an equity investment in Equispheres Inc. The investment consisted of the purchase of 500,000 common shares at a price of $91,948

Equispheres Inc. is an advanced materials company developing new technologies for the production of metallic particles for use in additive manufacturing.

In April 2016, ZIM incorporated a wholly owned subsidiary called GeneSpans Corporation. GenSpans will fund research into genetic therapy solutions. Genspans name was changed to NuvoBio on August 25, 2016.

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ITEM 2 – QUARTERLY BUSINESS REVIEW

This Form 6-K contains forward-looking statements regarding our business, financial condition, results of operations, liquidity and sufficiency of cash reserves, controls and procedures, prospects, revenues expectations, and allocation of resources that are based on our current expectations, estimates and projections. In addition, other written or oral statements which constitute forward-looking statements may be made by or on behalf of the registrant. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," or variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance, and are inherently subject to risks and uncertainties that are difficult to predict. As a result, actual outcomes and results may differ materially from the outcomes and results discussed in or anticipated by the forward-looking statements. These risks include, without limitation, foreign exchange risk, credit risk, fair value risks and key personnel risk and the other risks set forth under “RISK FACTORS” in our Annual Report on Form 20-F for the fiscal year ended March 31, 2016, and are therefore qualified in their entirety by reference to the factors specifically addressed in the sections entitled " QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK " in this Form 6-K and “RISK FACTORS” in our Annual Report on Form 20-F for the fiscal year ended March 31, 2016, as well as those discussed elsewhere in this Form 6-K and our Form 20-F. We operate in a very competitive and rapidly changing environment. New risks can arise and it is not possible for management to predict all such risks, nor can it assess the impact of all such risks on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. All forward-looking statements contained in this Form 6-K speak only as of the date of this Form 6-K. We undertake no obligation to revise or update publicly any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Form 6-K, other than as required by law.

The following discussion includes information from the Selected Financial Data for the three-month and six-month periods ended September 30, 2016 and 2015.  These results are not necessarily indicative of results for any future period. You should not rely on them to predict our future performance.

All financial information is prepared in accordance with generally accepted accounting principles in the United States ("GAAP") and is stated in US dollars.

In this Item 2, references to “we”, “our”, “ZIM, “the Company” and similar terms refer to ZIM.

EXECUTIVE SUMMARY

Revenue for the quarter ended September 30, 2016 was $144,614, a decrease from $161,901 for the same period last year. The decrease in revenue resulted from decreases in our software, maintenance and consulting segments caused by the continued decline of business in Brazil and was slightly offset by gains in the SMS messaging segment.

Net loss for the quarter was $71,429 as compared to a net loss of $159,966 for the quarter ended September 30, 2015. On a year-to-date basis net loss was $188,991 as compared to a net loss of $289,457 for the same period in fiscal 2016. The net loss is a reflection of decreased revenues as stated above and is offset by decreases in research and development expenses, cost of revenue and the effects of previously reported workforce reductions.

ZIM had cash and cash equivalents of $404,205 at September 30, 2016 as compared to cash and cash equivalents of $472,317 at March 31, 2016.

8

BUSINESS OVERVIEW

ZIM started operations as a developer and provider of database software known as ZIM IDE software.  ZIM IDE software is used by companies in the design, development, and management of information databases and mission critical applications.  The Company continues to provide this software and ongoing maintenance services to its client base.

Beginning in 2002, the Company expanded its business strategy to include opportunities associated with mobile products.  Prior to fiscal 2007, the Company focused on developing products and services for the wireless data network infrastructure known as “SMS” or “text messaging”.  SMS will continue to provide a minimal amount of revenue within the mobile segment of operations. With the acquisition of Advanced Internet Inc. (AIS) in 2007, the Company also offers mobile content directly to end users.

In fiscal 2016, ZIM continued to develop and sell enterprise database software to end users as well as maintain its SMS messaging product lines. Going forward, ZIM will evaluate the viability of the enterprise database market and make adjustments as may be required.

Due to the continued decline of the Brazilian economy and subsequent decline in ZIM’s business activity in Brazil, on August 8, 2016 the Company undertook workforce reduction measures in order to rationalize expenses to bring them in line with revenue expectations.

CRITICAL ACCOUNTING ESTIMATES

We prepare our condensed consolidated financial statements in accordance with United States GAAP, which requires management to make certain estimates and apply judgments that affect reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. We base our estimates and judgments on historical experience, current trends, and other factors that management believes to be important at the time the condensed consolidated financial statements are prepared. On an ongoing basis, management reviews our accounting policies and how they are applied and disclosed in our annual consolidated financial statements.

There have been no material changes to our critical accounting estimates from those described in our Form 20-F for the fiscal year ended March 31, 2016.

RESULTS OF OPERATIONS FOR THE THREE AND SIX MONTHS ENDED SEPTEMBER 30, 2016 COMPARED TO THE THREE AND SIX MONTHS ENDED SEPTEMBER 30, 2015

The following discussion includes information derived from the unaudited and not reviewed condensed consolidated statements of operations for the three and six months ended September 30, 2016 and 2015. The information for the three months and six months ended September 30, 2016, in management's opinion, has been prepared on a basis consistent with the audited consolidated financial statements for the fiscal year ended March 31, 2016, and includes all adjustments necessary for a fair presentation of the information presented.

These operating results are not necessarily indicative of results for any future period. You should not rely on them to predict our future performance. All financial information is prepared in accordance with GAAP in the United States and is stated in US dollars.

9

REVENUES

	Three months ended September 30, 2016	As a %	Three months ended September 30, 2015	As a %

Bulk SMS	51,692	36	30,956	19
	51,692	36	30,956	19

Software	4,169	3	12,422	8
Maintenance and consulting	88,753	61	118,523	73
	92,922	64	130,945	81

Total Revenues	144,614	100	161,901	100

	Six months ended September 30, 2016		Six months ended September 30, 2015

Bulk SMS	99,892	34	49,110	15
	99,892	34	49,110	23

Software	17,502	6	21,404	7
Maintenance and consulting	175,093	60	254,683	78
	192,595	66	276,087	85

Total Revenues	292,487	100	325,197	100

Total revenues for the three months ended September 30, 2016 were $144,614 as compared to $161,901 for the three months ended September 30, 2015. Total revenues for the six months ended September 30, 2016 were $292,487 as compared to $325,197 for the six months ended September 30, 2015. The decrease in revenue resulted from decreases in our software, maintenance and consulting segments caused by the continued decline of business in Brazil and was partially offset by gains in the SMS messaging segment.

REVENUES ANALYSIS BY SERVICE/PRODUCT OFFERING

SOFTWARE, MAINTENANCE AND CONSULTING

We generate revenues from the sale of our database product as well as the subsequent maintenance and consulting fees. Total revenues relating to the ZIM IDE have decreased from $12,422 to $4,169 for the quarters ended September 30, 2015 and 2016, respectively. For the six-month period ended September 30, 2015 and 2016, revenues decreased from $21,404 to $17,502. Maintenance and consulting revenue decreased from $118,523 to $88,753 for the quarter and decreased from $254,683 to $176,093 for the six-month period. Declines in this area are mainly due to the declining economy in Brazil and subsequent decline in our business activity in Brazil.

We intend to continue to allocate resources to the maintenance and development of our database products while we continue to generate revenues from this product line. Going forward, ZIM will evaluate the viability of the enterprise database market and make adjustments that we determine to be required.

.

10

BULK SMS

Bulk SMS messaging gives our customers the ability to send out a single message concurrently to a wide distribution list. Success in this industry is dependent on sending large quantities of messages on stable cost-effective telecommunication routes. For the quarter ended September 30, 2016, we experienced a increase in revenues from $30,956 for the period ended September 30, 2015, to $51,692. We experienced a year-to-date revenue increase from $49,110 for the six months ended September 30, 2015, to $99,892 for the six months ended September 30, 2016. In general, bulk-messaging customers choose the service provider that is offering the lowest cost route. Different aggregators are able to negotiate different price points based on the traffic they are able to guarantee to the mobile operators. Due to the size of our competitors, and our competitors’ ability to negotiate better terms, there can be no guarantee that we will have routes that are the most cost effective in the future. We are not focusing on expanding this area of the business. As a result, we do not expect to see any further growth in our bulk messaging revenue during the remainder of fiscal 2017.

OPERATING EXPENSES

	Three months ended September 30, 2016	Three months ended September 30, 2015	Period to period change
	$	$	$

Cost of revenues	4,859	25,514	(20,655)
Selling, general and administrative	171,082	252,494	(81,412)
Research and development	63,697	119,706	(56,009)
	239,638	397,714	(158,076)

	Six montha ended September 30, 2016	Six months ended September 30, 2015	Period to period change
	$	$	$

Cost of revenues	9,454	49,804	(40,350)
Selling, general and administrative	396,852	445,479	(48,627)
Research and development	152,697	254,126	(101,429)
	559,003	749,409	(190,406)

COST OF REVENUES

	Three months ended September 30, 2016	Three months ended September 30, 2015
	$	$
Mobile
Revenues	51,692	30,956
Cost of revenues	(1,482)	(3,114)
Gross margin	50,210	27,842

Gross margin percentage	97%	95%

Software
Revenues	92,922	130,945
Cost of revenues	(3,377)	(34,717)
Gross margin	89,545	96,228

Gross margin percentage	96%	82%

11

	Six months ended September 30, 2016	Six months ended September 30,2015
	$	$
Mobile
Revenues	99,892	49,110
Cost of revenues	(3,069)	(3,215)
Gross margin	45,895	45,895

Gross margin percentage	97%	93%

Software
Revenues	192,595	276,087
Cost of revenues	(6,385)	(46,589)
Gross margin	186,210	229,498

Gross margin percentage	97%	83%

SELLING, GENERAL AND ADMINISTRATIVE

Selling, general and administrative expenses for the quarters ended September 30, 2016 and September 30, 2015 were $171,082 and $252,494, respectively. On a year-to-date basis expenses decreased from $445,479 for the first half of fiscal 2016 to $396,852 for the first half of fiscal 2017. The decrease in selling, general and administrative relates to decreased stock based compensation and workforce reductions.

STOCK-BASED COMPENSATION

For the three months ended September 30, 2016 and September 30, 2015, the Company recognized compensation expense for employees and consultants of $843 and $32,342, respectively. On a year-to-date basis, stock-based compensation decreased from $32,342 for the first half of fiscal 2016 to $843 for the first half of fiscal 2016. The Company does not have any non-vested awards.

RESEARCH AND DEVELOPMENT

Research and development expenses for the quarters ended September 30, 2016 and 2015 were $63,697 and $119,706, respectively. On a year-to- date basis, research and development expenses decreased from $254,126 for the first half of fiscal 2016 to $152,697 for the first half of fiscal 2017 and are reflective of decreased labor costs due to staff reductions.

NET INCOME

Net loss for the quarter was $71,429 as compared to a net loss of $159,966 for the quarter ended September 30, 2015. On a year-to-date basis net loss was $188,991 as compared to a net loss of $289,457 for the same period in fiscal 2016. The net loss is a reflection of decreased revenues as stated above and is offset by decreases in research and development expenses, cost of revenue and the effects of previously reported workforce reductions.

12

LIQUIDITY AND CAPITAL RESOURCES

At September 30, 2016, ZIM had cash and cash equivalents of $404,205 and working capital of $564,093, as compared to cash and cash equivalents of $472,317 and working capital of $760,231 at March 31, 2016. This decrease in cash position principally reflects loses in fiscal 2016 and 2017.

Cash flows for the fiscal periods were as follows:

	Six months ended September 30, 2016	Six months ended September 30, 2015
	$	$
Cash flows used in operating activities	(54,437)	(117,742)
Cash flows used in investing activities	(6,237)	(117,227)
Cash flows provided by financing activities	-	-

At September 30, 2016, the Company had a working capital line from its principal banker for approximately $38,118 in addition to a cash and cash equivalent balance of $404,205. Management believes that these funds, together with cash from on-going operations, may not be sufficient to fund existing operations for the next 12 months. Management is currently investigating and evaluating options that may include recapitalization of the Company and pursuing other ventures of a different nature.

Future liquidity and cash requirements will depend on a wide range of factors, including the level of success the Company has in executing its strategic plan as well as its ability to maintain business in existing operations and its ability to raise additional financing. If ZIM’s expenses surpass the funds available or if ZIM requires additional expenditures to grow the business, the Company may be unable to obtain the necessary funds and ZIM may have to curtail or suspend some or all of its business operations, which would likely have a material adverse effect on its business relationships, financial results, financial condition and prospects, as well as on the ability of shareholders to recover their investment.

OFF-BALANCE SHEET ARRANGEMENTS

The Company does not have any off-balance sheet arrangements.

SUBSEQUENT EVENTS

None.

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ITEM 3 – QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

FOREIGN EXCHANGE RISK

The Company operates internationally, giving rise to significant exposure to market risks from fluctuations and the degree of volatility of foreign exchange rates. The Company is exposed to exchange risk due to the following financial instruments denominated in foreign currencies.

Cash and cash equivalents of $404,205 are comprised of $77,568 in cash and $326,637 in cash equivalents. The cash equivalents of $326,637 at September 30, 2016 (349,519 at March 31, 2016) are comprised of:

Held in Canada:

CIBC Wood Gundy at 1.25% - $233,384 ($306,130 CDN) – Payable on demand

Held in Brazil:

Bank Deposit Certificate (CDB) at 8% per annum plus inflation - $93,253- No Maturity. Of these deposits only R$180,000 are secured by Government Deposit Insurance.

Cash and cash equivalents includes the following amounts in their source currency:

	September 30, 2016	March 31, 2016

Canadian dollars	342,611	165,874
US dollars	27,840	17,292
Brazilian reals	373,682	1,161,324

Accounts receivable include the following amounts receivable in their source currency:

	September 30, 2016	March 31, 2016

Canadian dollars	52,996	20,113
US dollars	630	8,970
Brazilian reals	98,561	120,097

Accounts payable include the following amounts payable in their source currency:

	September 30, 2016	March 31, 2016

Canadian dollars	1,547	9,729
US dollars	10,378	1,661
Brazilian reals	772	-

Accrued liabilities include the following accruals in their source currency:

	September 30, 2016	March 31, 2016

Canadian dollars	13,764	41,674
Brazilian reals	29,454	33,333

The Company does not use derivative financial instruments to reduce its foreign exchange risk exposure.

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CREDIT RISK

The Company is exposed to credit-related losses in the event of non-performance by counterparties to financial instruments. Credit exposure is minimized by dealing with only creditworthy counterparties in accordance with established credit approval policies.

Concentration of credit risk in accounts receivable is indicated below by the percentage of the total balance receivable from customers in the specified geographic area:

	September 30, 2016	March 31, 2016

Canada	56%	27%
North America, excluding Canada	1%	15%
South America	43%	58%
	100%	100%

FAIR VALUE

The carrying values of cash and cash equivalents, accounts receivable, investment tax credits receivable, lines of credit, accounts payable and accrued liabilities approximate their fair value due to the relatively short periods to maturity of the instruments.

KEY PERSONNEL RISK

We currently depend heavily on the services of Dr. Michael Cowpland and Mr. James Stechyson. The loss of the services of Dr. Cowpland and Mr. Stechyson and other key personnel could affect our performance in a material and adverse way.

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ITEM 3 – 2016 ANNUAL GENERAL MEETING

The Annual Meeting of Shareholders of ZIM Corporation (ZIM or the Company) was held at the offices of ZIM at 150 Isabella Street, Suite 150, Ottawa, Ontario, Canada K1S 1V7, on Thursday, September 29, 2016, beginning at 1:30 p.m. At the meeting votes were taken with regard to the following proposals:

1.	To re-elect four directors to the Board of Directors for a three-year period;

2.	To ratify the appointment of MNP LLP as the Company’s registered public accounting firm;

3.	To consider and, if deemed appropriate, to pass, with or without variation, a special resolution approving the amendment to the Company’s articles to consolidate its outstanding common shares on the basis of one post-consolidation common share for every twenty pre-consolidation common shares; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on August 19, 2016, were entitled to vote at the meeting. The notice of the meeting and the accompanying management proxy circular were mailed to shareholders on or about August 26, 2016.

The duly appointed Inspectors of Election reported and certified the results of ballots cast as:

PROPOSAL 1: Election of the following director nominees to serve for the following three years and until their successors are elected:

	FOR	WITHHELD
Michael Cowpland:	102,833,286	450
James Stechyson:	102,813,306	20,430
Steven Houck:	102,833,306	430
Donald Gibbs:	102,833,306	430

PROPOSAL 2: Ratification of the appointment of Raymond Chabot Grant Thornton LLP as the Company’s registered public accounting firm for the fiscal year ending March 31, 2017.

FOR	WITHHELD
104,144,295	320

PROPOSAL 3: Approve the amendment to the Company’s articles to consolidate its outstanding common shares on the basis of one post-consolidation common share for every twenty pre-consolidation common shares.

FOR	WITHHELD
104,107,632	6,983

No other business was proposed or conducted at the meeting.

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SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ZIM Corporation

Registrant

DATE	SIGNATURE
November 16, 2016	/s/ Dr. Michael Cowpland Dr. Michael Cowpland, President and Chief Executive Officer

DATE	SIGNATURE
November 16, 2016	/s/ John Chapman John Chapman, Chief Financial Officer

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